Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-237583

PROSPECTUS SUPPLEMENT dated January 20, 2022

(to Prospectus dated May 29, 2020, as supplemented from time to time)

EAGLE POINT INCOME COMPANY INC.

$2,600,000 of Common Stock
Up to 140,000 Shares of 5.00% Series A Term Preferred Stock due 2026
Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated December 20, 2021, or the “December Supplement,” and the accompanying prospectus thereto dated May 29, 2020, or the “Base Prospectus,” and the prospectus supplement dated January 12, 2022, or the “January Supplement.” The Base Prospectus, December Supplement and January Supplement, and all supplements to or documents incorporated by reference into the foregoing, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of shares of our common stock, par value $0.001 per share, or the “common stock,” and shares of our 5.00% Series A Term Preferred Stock due 2026, or the “Series A Term Preferred Stock,” pursuant to an amended and restated at market issuance sales agreement, dated December 20, 2021, with B. Riley Securities, Inc., or the “Sales Agreement.” This prospectus supplement provides certain updated information for the Company as of January 19, 2022.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock or Series A Term Preferred Stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-24 of the December Supplement and page 17 of the Base Prospectus.

The terms “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation.

UPDATE TO “AT-THE-MARKET” OFFERING

On January 19, 2022, the Company updated the aggregate offering price of common stock to be sold pursuant to the Sales Agreement to $2,600,000 (which amount includes all of the shares previously sold) and the Company updated the shares of Series A Term Preferred Stock to be sold pursuant to the Sales Agreement to 140,000 shares of Series A Term Preferred Stock with an aggregate liquidation preference of $3,500,000 (which amount includes all of the shares previously sold).